                    ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


[ ]     Check box if no longer
        subject to Section 16.
        Form 4 or Form 5 obligations
        may continue. See Instruction 1(b)

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1.   Name and Address of Reporting Person

        Gross                Clifford                            M.
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        (Last)               (First)                             (Middle)

        202 South Wheeler Street
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        (Street)

        Plant City                          FL                          33566
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        (City)                              (State)                     (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

        UTEK Corporation            UTOB
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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


Form 5 (continued)

4.   Statement for Month/Year

        Year ending 12/31/00
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

        [X]    Director                            [X]    10% Owner
        [X]    Officer  (give title below)         [ ]    Other (specify below)

               Chairman of the Board and Chief Executive Officer
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form filed by one Reporting Person

     [X]  Form filed by more than one Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                 | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner | 7.Nature
                                     |   Date        |   Code        |   or disposed of (D)     | Securities  |   ship  | of
                                     |               |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                     |               |               |                          | Owned at End| Direct  | Bene-
                                     |               |               ---------------------------| of Issuer's | (D) or  | ficial
                                     |               |               | Amount | (A)  |  Price   | Fiscal Year | Indirect| Owner-
                                     |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                     |               |               |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                         | 10/25/00      | P4 (1)        | 10,000 | (A)  |  $6.00   | 10,000      | I       | By Gross
                                     |               |               |        |      |          |             |         | as
                                     |               |               |        |      |          |             |         | Custodian
                                     |               |               |        |      |          |             |         | for his
                                     |               |               |        |      |          |             |         | Minor
                                     |               |               |        |      |          |             |         | Children
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                         |               |               |        |      |          | 1,937,254   | D (2)   |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
-------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                     |               |               |        |      |          |             |         |
----------------------------------------------------------------------------------------------------------------------------------

(1) Dr. and Ms. Gross purchased 10,000 shares of stock as custodian for his two minor children under the terms of the Uniform Gifts to Minors Act on October 25, 2000.

(2) Dr. Gross owns 1,947,254 shares of UTEK common stock jointly with his wife, Elissa-Beth Gross. Her address is: c/o UTEK Corporation, 202 South Wheeler Street, Plant City, FL 33566.

 Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction|  5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code       |  Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)  |  Securities   | Expiration Date  | Securities
                               | Derivative   |               |              |  Acquired (A) |                  |
                               | Security     |               |              |  or Disposed  |                  |
                               |              |               |              |  of (D)       |--------------------------------------
                               |              |               |              |  (Instr. 3,   | Date    | Expir- |  Title | Amount
                               |              |               |              |   4, and 5)   | Exer-   | ation  |        |
                               |              |               |              |---------------| cisable | Date   |        |
                               |              |               |              |  (A)  |  (D)  |         |        |        |
-------------------------------|--------------|---------------|--------------|-------|-------|---------|--------|--------|----------
Stock Options                  | $6.00        | 10/25/00      | A4    |      |100,000|       |10/25/00 | (2)    | Common | 100,000
                               |              |               |       |      |       |       |(1)      |        | Stock  |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     of            |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
--------------|----------------|-------------------|---------------|
              |   100,000      |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------


(1) 25% of the options vested on 10/25/00. 25% vest each anniversary thereafter until 10/25/03.

(2) The options expire the day prior to the fifth anniversary of the date of grant.

                                                         /s/ CLIFFORD M. GROSS
                                                         ----------------------
                                                         Clifford M. Gross




Date: February 1, 2001



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.